Center Financial Corporation

EXHIBIT 99.1

CENTER FINANCIAL POSTS 69% INCREASE IN NET INCOME FOR 2005 FIRST QUARTER

— Results Reflect Balanced Gains in Loans and Deposits and Improvements in Operating Ratios —

LOS ANGELES, CA – April 28, 2005 – Center Financial Corporation (NASDAQ NM: CLFC), the financial holding company of Center Bank, today reported another quarter of record earnings for the three months ended March 31, 2005.

2005 first quarter highlights, compared with a year ago, include:

•	Net income increased 69% to $5.7 million, or $0.34 per diluted share

•	Net loans rose 30% to $1.03 billion

•	Total deposits grew 26% to $1.19 billion

•	Total assets were up 30% to $1.39 billion

•	Return on average assets and return on average equity increased to 1.70% and 24.39%, respectively

•	Efficiency ratio improved to 47.76%

•	Net interest income before provision for loan losses increased 49% to $14.0 million

•	Noninterest income advanced 22% to $5.0 million

•	Received regulatory approvals to establish two new full-service branch offices – one in Seattle, Washington and one in Irvine, California

•	Quarterly cash dividend of $0.04 per share

“These financial results marked another outstanding quarter with the highest ever quarterly earnings posted by the company,” said (Paul) Seon-Hong Kim, president and chief executive officer. “We are particularly pleased that the balanced growth achieved in all the major areas of our business translated to significant improvements in our efficiency ratio, return on average assets and return on average equity. With the celebration of our 19th anniversary during the quarter and our continued dedication to meeting the financial needs of our core markets, we believe we are well positioned for growth in 2005.”

For the three months ended March 31, 2005, net interest income before provision for loan losses rose 49% to $14.0 million from $9.4 million in the same period a year earlier, reflecting strong growth in net loans and the benefit of the recent series of Federal fund rate hikes. The net interest margin improved to 4.62% from 4.02% in the 2004 first quarter, and from 4.45% in the immediately preceding fourth quarter. The company added $650,000 to its provision for loan losses during the current first quarter, compared with $850,000 in the corresponding prior-year period.

Noninterest income grew 22% to $5.0 million from $4.1 million in the 2004 first quarter, benefiting from higher customer service fees, increases in the gain on sale of SBA loans and fee income from trade finance transactions, offset, in part, by a reduction in loan service fees. In addition, Center Financial posted $673,000 from the sale of SBA loans in the current three-month period and amortization on interest rate swaps of $61,000. A year earlier, the company recorded $377,000 from the sale of SBA loans and no amortization on interest rate swaps.

Noninterest expenses totaled $9.1 million, an increase of 26% from $7.2 million in the first quarter a year ago. The increase principally reflects higher staff, occupancy and operational costs associated with Center Bank’s expanded franchise, as well as increased professional fees due primarily to Sarbanes-Oxley 404 compliance. Compared with the 2004 first quarter, the current period includes the costs associated with four additional loan production offices and the operations of two additional full-service branches in Chicago and in San Fernando Valley. Center Financial continued to enhance its efficiency ratio, which improved to 47.76% for the 2005 first quarter from 53.48% in same period a year ago.

Center Financial Corporation

Net income for the first quarter of 2005 increased 69% to $5.7 million, or $0.34 per diluted share, from $3.3 million, or $0.20 per diluted share, in the corresponding period a year ago.

Return on average assets for the current first quarter increased to 1.70% from 1.29% in the year-ago period and from 1.38% in the immediately preceding fourth quarter. Return on average equity improved to 24.39% from 16.80% in the first quarter of 2004 and from 19.33% in the 2004 fourth quarter. The company’s yield on interest earning assets rose to 6.39% in the 2005 first quarter from 5.39% in the same period a year ago.

Gross and net loans at March 31, 2005 increased 30% each to $1.05 billion and $1.03 billion, respectively, from $808.5 million and $796.1 million at March 31, 2004. Commercial real estate loans recorded growth of 49% from prior-year levels, accounting for 61% of the company’s gross loans at the end of the 2005 first quarter. Commercial business loans grew by 24% and represented 20% of Center Financial’s loan portfolio. Trade finance loans remained relatively flat compared with a year ago, but decreased to 7% of gross loans, as compared with 9% in the first quarter of 2004. SBA loans, consumer and construction loans totaled 5%, 6%, and 1%, respectively, of the company’s loan portfolio at March 31, 2005.

Total deposits grew to $1.19 billion at the end of the first quarter of 2005, compared with $1.17 billion at December 31, 2004 and $946.5 million at March 31, 2004. Core deposits represented 62% of total deposits at the end of the current quarter, with non-interest bearing, interest bearing checking and savings deposits posting increases of 31%, 19% and 23%, respectively, over year-ago levels. Non-interest bearing deposits accounted for 31% of total deposits at March 31, 2005, as compared with 30% at the end of the 2004 first quarter. Time deposits rose 25% over a year ago and accounted for 46% of total deposits.

The average cost of interest-bearing deposits for the 2005 first quarter increased to 2.37% from 1.83% a year earlier. The average cost of total deposits equaled 1.66% for the current first quarter, up from 1.27% in the 2004 first quarter. The average cost of funds for the period ended March 31, 2005 was 2.46%, compared with 1.89% in the prior-year first quarter.

Total assets at March 31, 2005 rose to $1.39 billion from $1.34 billion at year-end 2004 and $1.07 billion at the end of the 2004 first quarter. Interest-earning assets grew to $1.27 billion from $1.22 billion at December 31, 2004 and $969.9 million at March 31, 2004. The growth of total assets was financed by the increase in deposits collected by the company’s expanded network of branch offices.

Total non-performing assets were $3.5 million, or 0.25% of total assets, at March 31, 2005, compared with $3.4 million, or 0.26% of total assets, at December 31, 2004, and $3.0 million, or 029% of total assets, at the end of the first quarter of 2004. Net charge-offs for the current quarter totaled $94,000, compared with $376,000 for the first quarter of 2004. The allowance for loan losses was increased to $11.8 million in response to the strong growth in the company’s loan portfolio, and represented 1.13% of loans, net of unearned income at March 31, 2005, compared with 1.10% at year-end 2004 and 1.15% at the end of the year-ago first quarter.

Shareholders’ equity at March 31, 2005 increased to $95.2 million from $90.7 million at December 31, 2004 and $81.6 million at March 31, 2004. At the end of the 2005 first quarter, Center Financial remained “well-capitalized” under all regulatory categories, with a Tier 1 risk-based capital ratio of 9.88%, a total risk-based capital ratio of 10.94%, and a Tier 1 leverage ratio of 8.36%.

Kim added: “Late in the quarter, we announced the appointment of Patrick Hartman, a Certified Public Accountant with more than 28 years of experience in the financial services industry, as our new chief financial officer. We are

Center Financial Corporation

pleased to have strengthened our management team with the vast experience that Patrick brings to Center Financial, most of which as the chief financial officer of a community bank. We look forward to his valued contributions, particularly related to corporate governance and compliance with Sarbanes-Oxley, as we work diligently to grow the Center Bank franchise and deliver greater value to our shareholders.”

About Center Financial Corporation

Center Financial Corporation is the financial holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s largest financial institutions focusing on the Korean-American community, with total assets of $1.39 billion at March 31, 2005. Headquartered in Los Angeles, Center Bank operates 24 branch and loan production offices across the nation, of which 14 full-service branches are located throughout Southern California and one branch in Chicago, plus nine loan production offices in Phoenix, Seattle, Denver, Washington D.C., Las Vegas, Atlanta, Honolulu, Houston and Dallas. Center Bank is a California state-chartered institution and a member of the FDIC. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in Center Financial Corp’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2004 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

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(TABLES FOLLOW)

Center Financial Corporation

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(In thousands, except share and per share data)

	03/31/05	03/31/04	12/31/04
Assets
Cash and due from banks	$69,566	$53,199	$63,564
Federal funds sold	52,470	29,165	35,915
Money market funds and interest-bearing deposits in other banks	3,564	30,000	3,663
Securities available-for-sale	167,829	100,602	157,027
Securities held-to-maturity	10,880	13,992	11,396
Loans (net of unearned income)	1,043,676	805,409	1,021,700
Allowance for loan losses	(11,783)	(9,278)	(11,227)

Net loans	1,031,893	796,131	1,010,473

Fixed assets	12,047	11,048	11,695
Bank-owned life insurance - cash surrender value	10,522	10,136	10,430
Goodwill	1,253	—	1,253
Other assets	27,494	23,291	32,698

Total assets	$1,387,518	$1,067,564	$1,338,114

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing deposits	$374,917	$285,417	$347,195
Interest bearing deposits	815,734	661,108	818,341

Total deposits	1,190,651	946,525	1,165,536
Borrowed funds	69,268	10,709	44,854
Long-term subordinated debenture	18,557	18,557	18,557
Other liabilities	13,825	10,074	18,447

Total Liabilities	1,292,301	985,865	1,247,394
Shareholders’ Equity	95,217	81,699	90,720

Total Liabilities & Shareholders’ Equity	$1,387,518	$1,067,564	$1,338,114

Book value per share	$5.83	$5.08	$5.57
Number of common shares outstanding at period end	16,341,063	16,088,264	16,283,496

Center Financial Corporation

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(In thousands, except share and per share data)

	Quarter Ended March 31,
	2005	2004
Interest income	$19,324	$12,562
Interest expense	5,341	3,173

Net interest income before provision for loan losses	13,983	9,389
Provision for loan losses	650	850

Net interest income after provision for loan losses	13,333	8,539
Noninterest income
Customer service fees	2,235	1,916
Fee income from trade finance transactions	902	703
Wire transfer fees	204	185
Gain on sale of loans	673	377
Net gain on sale of securities available for sale	50	—
Loan service fees	336	551
Amortization on interest rate swaps	61	—
Other income	533	353

Total noninterest income	4,994	4,085

Noninterest expenses
Salaries and employee benefits	4,445	3,682
Occupancy	715	537
Furniture, fixtures, and equipment	408	321
Data processing	465	468
Professional service fees	955	144
Business promotion and advertising	650	321
Stationery and supplies	177	106
Telecommunications	129	126
Postage and courier service	163	129
Impairment loss of securities available for sale	—	540
Security service	175	155
Other operating expenses	781	677

Total noninterest expenses	9,063	7,206

INCOME BEFORE INCOME TAX PROVISION	9,264	5,418
INCOME TAX PROVISION	3,613	2,071

Net income	$5,651	$3,347

Other comprehensive (loss) income[1]	(794)	574
Total comprehensive income	$4,857	$3,921

Earning per share, basic	$0.35	$0.21
Earning per share, diluted	$0.34	$0.20
Basic average common shares outstanding	16,314,981	16,062,048
Diluted average common shares outstanding	16,669,216	16,464,230

[1]	Comprehensive income represents the change in unrealized gain (loss) on securities available for sale and, interest rate swaps, net of tax, from the previous period end.

Center Financial Corporation

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	For the Three Months Ended March 31,		For the Year Ended December 31, 2004
	2005	2004
Average gross loans outstanding during period	$1,039,245	$784,072	$878,819
Total loans outstanding at end of period[1]	1,043,676	805,409	1,021,700

Non-performing assets
Loans past due 90 days or more and still accruing interest	$—	$—	$—
Non-accrual loans	3,499	3,018	3,431

Total non-performing loans	3,499	3,018	3,431
Other Real Estate Owned	—	—	—

Total Non-performing assets	$3,499	$3,018	$3,431

Allowance for Loan Losses
Balance as of January 1, 2005	$(11,227)	$(8,804)	$(8,804)
Provision for loan losses	(650)	(850)	(3,250)
Net loan charge-offs and (recoveries)	94	376	827

Balance as of March 31, 2005	$(11,783)	$(9,278)	$(11,227)

Selected Ratios	Quarter Ended March 31,		Year Ended 2004
For the Period	2005	2004
Return on average assets	1.70%	1.29%	1.29%
Return on average equity	24.39	16.80	17.82
Interest rate spread	3.93	3.50	3.52
Net interest margin	4.62	4.02	4.10
Yield on earning assets	6.39	5.39	5.56
Cost of interest-bearing deposits	2.37	1.83	1.97
Cost of deposits	1.66	1.27	1.37
Cost of funds	2.46	1.89	2.04
Noninterest expense/average assets	0.67	0.69	3.15
Efficiency ratio	47.76	53.48	57.47
Net charge-offs/(recoveries) to average loans	0.01	0.05	0.09

	Period Ended March 31,		Year Ended December 31, 2004
	2005	2004
Tier 1 risk-based capital ratio	9.88%	11.17%	9.57%
Total risk-based capital ratio	10.94	12.24	10.59
Tier 1 leverage ratio	8.36	9.26	9.09
Non-accrual loans to gross loans	0.34	0.37	0.34
Non-performing assets to total loans and OREO	0.34	0.37	0.34
Non-performing assets to total assets	0.25	0.28	0.26
Allowance for loan loss to gross loans	1.13	1.15	1.10
Allowance for loan losses to nonperforming assets	336.75	307.42	327.22

[1]	Total loans are net of deferred loan fees and discount on SBA loan sold.

Center Financial Corporation

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	For the Three Months Ended March 31,		% chg	Year Ended December 31, 2004
	2005	2004
Loans
Real estate–construction	$11,122	$17,396	-36.1%	$16,919
Real estate–commercial	634,747	426,770	48.7%	607,296
Commercial	211,248	169,844	24.4%	208,995
Consumer	61,385	50,627	21.2%	58,178
Trade finance	76,892	76,215	0.9%	83,763
SBA	51,643	67,549	-23.5%	49,027
Other	159	89	78.7%	864

Total loans-gross	1,047,196	808,490	29.5%	1,025,042
Unearned Income	(3,520)	(3,081)	14.2%	(3,342)
Allowance for loan losses	(11,783)	(9,278)	27.0%	(11,227)

Total loans–net	$1,031,893	$796,131	29.6%	$1,010,473

Deposits
Non-interest bearing	$374,917	$285,417	31.4%	$347,195
Interest bearing checking	191,288	160,325	19.3%	210,842
Savings	78,498	63,955	22.7%	73,733
Time deposits	545,948	436,828	25.0%	533,766

Total deposits	$1,190,651	$946,525	25.8%	$1,165,536

Average Balances	Quarter Ended March 31,
	2005	2004
Average assets	$1,344,656	$1,044,741
Average equity	93,985	80,132
Average net loans	1,027,819	774,888
Average deposits	1,178,961	896,589
Average interest earning assets	1,226,812	937,683